UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 19, 2010

FIRST SOUTH BANCORP, INC.
(Exact Name of Registrant as Specified in Its Charter)

VIRGINIA	0-22219	56-1999749
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation or organization)	File Number)	Identification No.)

1311 Carolina Avenue, Washington, North Carolina	27889
(Address of principal executive offices)	(Zip Code)

 (252) 946-4178
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events

On January 19, 2010, First South Bancorp, Inc. (the “Company”) reported it’s previously announced stock repurchase program expired on January 15, 2010.  During the twelve-month term of that repurchase program, the Company placed the program in an inactive status and did not purchase any of the 486,905 shares approved under that program.

The Company announces it has adopted a plan to renew the stock repurchase program so that it may repurchase up to 5% shares of its current outstanding common shares, totaling 487,115 shares.  Initially, the stock repurchase program will remain inactive.  Any future purchases will be dependent upon the Company’s financial condition, liquidity position, equity structure, capital needs, regulatory requirements, and economic and market conditions.  If any share purchases are made they will be over a period of not greater than twelve months.

During this twelve-month period, the Company may purchase shares of its common stock at certain times and price levels that are satisfactory to the Company, although there is no guarantee or assurance as to the exact number of shares, if any, that may be repurchased.  The repurchase program will be affected through open market purchases, private unsolicited negotiated transactions, or in such other manner that will comply with applicable law.  Repurchased shares are held as treasury stock and used for general corporate purposes, including any future stock splits or stock option exercises.

Incorporated herein by reference as Exhibit 99.1 is the press release issued by the Company on January 19, 2010 announcing the above stock repurchase program.

Item 9.01.  Financial Statements and Exhibits.

(a)	Not applicable
(b)	Not applicable
(c)	Not applicable
(d)	The following exhibit is filed herewith: Exhibit 99.1 - Press release dated January 19, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized

First South Bancorp, Inc. (Registrant)

Date: January 19, 2010	By:	/s/ William L. Wall
William L. Wall
Executive Vice President Chief Financial Officer and Secretary